EXHIBIT 99.1
                 American River Bankshares Issues Stock Dividend


Sacramento, CA, November 23, 2007 - American River Bankshares [NASDAQ - GS:
AMRB] announced a 5% stock dividend on the outstanding shares of common stock of the Company payable on December 20, 2007 to shareholders of record on December 5, 2007.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, at the per share price at the close of business on December 5, 2007.

This is the 12th stock dividend issued by American River Bankshares and is part of a plan established in 1992 to enhance shareholder value that includes profitability, dividends and share repurchases. In January 2007, American River Bankshares reaffirmed its existing stock repurchase plan which calls for repurchases up to 5% of its outstanding shares of common stock annually and in October, expanded the plan beyond the original 5% target with the intent to repurchase additional shares up to $2 million.

In the third quarter of 2007, the Company marked its 92nd consecutive profitable quarter and declared a quarterly cash dividend of 15 cents per share, paying 45 cents per share year to date.

About American River Bankshares
-------------------------------

American River Bankshares (NASDAQ - GS: AMRB) is the parent company of American River Bank ("ARB"), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statement
-------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended,
Section 27A of the Securities Act of 1933, as amended, and subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.



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